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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-55136) and related prospectus of Bally Total Fitness Holding Corporation for the registration of 4,000,000 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated February 13, 2001, except for Subsequent events note, as to which the date is March 7, 2001 with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                Ernst & Young LLP

Chicago, Illinois
March 7, 2001